UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
 Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

Ocean Power Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, NJ 08534 USA
609-730-0400, Fax: 609-730-0404

August 28, 2008

Dear Stockholder,

We cordially invite you to attend our 2008 Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Daylight Time on Thursday, October 2, 2008 at our offices at 1590 Reed Road, Pennington, New Jersey 08534. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Ocean Power Technologies, Inc. that you should consider when you vote your shares.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote.

We hope that you will join us on October 2, 2008.

Sincerely,

Dr. George W. Taylor
Chief Executive Officer

OCEAN POWER TECHNOLOGIES, INC.
1590 Reed Road
Pennington, New Jersey 08534

Notice of 2008 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Ocean Power Technologies, Inc., a Delaware corporation, will be held on:

Date:	October 2, 2008

Time:	10:00 a.m. Eastern Daylight Time

Place:	1590 Reed Road Pennington, New Jersey 08534 USA

Purposes:	1. To elect five persons to our Board of Directors;

2. To consider and take action on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2009; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Record Date:	The Board of Directors has fixed the close of business on August 19, 2008 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

FOR THE BOARD OF DIRECTORS

/s/ Charles F. Dunleavy
Charles F. Dunleavy
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer

Pennington, New Jersey
August 28, 2008

OCEAN POWER TECHNOLOGIES, INC.
1590 Reed Road
Pennington, New Jersey 08534

PROXY STATEMENT
Annual Meeting of Stockholders To Be Held October 2, 2008

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of Ocean Power Technologies, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Stockholders (the Meeting). The Meeting is scheduled to be held on Thursday, October 2, 2008, at 10:00 a.m., Eastern Daylight Time, at our offices located at 1590 Reed Road, Pennington, New Jersey. We anticipate that this Proxy Statement and the enclosed form of proxy will be mailed to stockholders on or about August 28, 2008.

At the Meeting, stockholders will be asked to vote upon: (1) the election of five directors; (2) the ratification of the selection of our independent registered public accounting firm for fiscal year 2009; and (3) such other business as may properly come before the Meeting and at any adjournments thereof.

Voting Rights and Votes Required

The close of business on August 19, 2008 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, we had outstanding and entitled to vote 10,210,354 shares of common stock, par value $0.001 per share (the Common Stock). Because stockholders often cannot attend the meeting in person, a large number is usually represented by proxy. You may vote your shares by completing the proxy card and mailing it in the envelope provided. Stockholders who hold shares in street name should refer to their proxy card or the information forwarded by their bank, broker or other holder of record for instructions on the voting options available to them.

A majority of the shares of Common Stock entitled to vote at the Meeting must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions and broker nonvotes will count for quorum purposes.

Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The five candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented at the Meeting in person or by proxy and entitled to vote will be required to ratify the selection of our independent registered public accounting firm. Abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the selection of our independent registered public accounting firm.

Voting of Proxies

If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under “Election of Directors,” and FOR the ratification of the selection of our independent registered public accounting firm.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by a stockholder at any time before it is exercised by: (i) providing written notice to our Secretary, (ii) delivery to us of a properly executed proxy bearing a later date, or (iii) voting in person at the Meeting.

Solicitation of Proxies

We will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation materials regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the materials being forwarded to stockholders of record and certain other beneficial owners of Common Stock, and by our officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from stockholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

Computershare Investor Services has been retained to receive and tabulate proxies.

MATTERS SUBJECT TO STOCKHOLDER VOTE

1.	ELECTION OF DIRECTORS

Pursuant to our by-laws, our directors serve one-year terms and are elected for a new one-year term at each annual meeting of stockholders.

The five persons listed in the table below have been designated by the Board of Directors as nominees for election as directors with terms expiring at the 2009 annual meeting. One of our current Directors, Sir Eric A. Ash, is not standing for re-election at the Meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the five nominees, to serve for one-year terms, and in each case until their successors are elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

Our directors, their ages and positions as of August 19, 2008 and other biographical information are set forth below.

		Position(s) with Ocean Power	Served as Director
Name	Age	Technologies, Inc.	From

Paul F. Lozier	61	Director	2007
Thomas J. Meaney	73	Director	2006
Seymour S. Preston III	74	Chairman	2003
Dr. George W. Taylor	74	Chief Executive Officer and Director	1984
Charles F. Dunleavy	59	Chief Financial Officer and Senior Vice President, Treasurer and Secretary and Director	1990

Paul F. Lozier has been a director since November 2007. Mr. Lozier was a director of Somerset Hills Bancorp (NASDAQ: SOMH) from 1998 to March 2008, and served on its audit committee from 1998 to 2008. He was also a director of Logical Design Solutions, Inc. and served on its audit committee from 2001 to 2004. From 1986 to 1996, Mr. Lozier was a Managing Director and senior investment banker specializing in energy finance with Merrill Lynch & Co. Mr. Lozier received his Master of Business Administration in Finance from Harvard Business School.

Thomas J. Meaney has been a director since June 2006. He has been the president, chief executive officer and a director of Mikros Systems Corp., an electronics equipment company, since 1986. From 1983 to 1986, Mr. Meaney served as a senior vice president and director at Robotic Vision Systems, Inc., an electronics company, and from 1977 to 1983 he served as the vice president of business development of the Norden Systems Division of United Technologies Corp., an electronics company. Mr. Meaney holds a Master of Science degree in Mechanical Engineering from Drexel University and a Bachelors degree in Mechanical Engineering from Villanova University.

Seymour S. Preston III has been a director since September 2003. Mr. Preston is also a director and serves on the audit committee of Independent Publications, Inc., a newspaper publisher. Mr. Preston was a director of Albemarle Corporation, a specialty chemicals company, from 1996 to 2008; Scott Specialty Gas Corporation, a provider of gases for calibration, testing and emission standards, from 1994 to 2007; and Tufco Technologies, Inc., a consumer products contract manufacturing company, from 1999 to 2008. From 1994 to 2003, he was the chairman and chief executive officer of AAC Engineered Systems, Inc., a privately-held manufacturing company. Over the period from 1961 to 1989, Mr. Preston held various positions at Pennwalt Corporation, including serving as president, chief operating officer and director from 1978 to 1989. Mr. Preston served as president and chief executive officer of Elf Atochem North America, Inc., a chemical and plastics company, from 1990 to 1993. Mr. Preston received his Masters of Business Administration from Harvard Business School and his B.A. degree from Williams College.

Dr. George W. Taylor has served as our chief executive officer since 1993 and as a director since 1984, when he co-founded our company. From 1990 to 2004, Dr. Taylor was our president, and from 1984 to 1990, he was our vice president. In 1979, he co-founded and served as president of Princeton Research Associates, Inc., a consulting engineering, technical marketing and product development company. In 1971, Dr. Taylor co-founded Princeton Materials Science, Inc., a manufacturer of liquid crystal displays and digital watches. Dr. Taylor received a Bachelor of Engineering degree with First Class Honours in Electrical Engineering and a Doctor of Engineering degree from the University of Western Australia and a Ph.D. in Electrical Engineering degree from the University of London. He is a Fellow of the Institute of Engineers, Australia and the Institute of Electrical Engineers, London.

Charles F. Dunleavy has served as our chief financial officer and our senior vice president since 2001 and as our treasurer, secretary and director since 1990. From 1993 to 2001, Mr. Dunleavy served as our vice president, finance. From 1990 to 1993, Mr. Dunleavy served as vice president and chief financial officer of Whole Systems International Corp., a privately held company specializing in multimedia instructional systems and information technology. From 1983 to 1990, Mr. Dunleavy was the corporate controller for Intermetrics, Inc., a publicly held software engineering company that is now a part of Titan Corporation. Mr. Dunleavy is a Certified Public Accountant and holds a Masters of Business Administration with honors from Rutgers Graduate School of Business Administration. He received his A.B. degree from Colgate University with honors.

Executive Officers

Our executive officers who are not also directors, their ages and positions as of August 19, 2008 and other biographical information are set forth below.

Name	Age	Position

Mark R. Draper	45	Chief Operating Officer; Chief Executive and Director of Ocean Power Technologies Ltd.
Herbert Nock	59	Vice President, Business Development & Marketing

Mark R. Draper was appointed our chief operating officer on June 15, 2007, and has served as the chief executive and director of our wholly-owned European subsidiary based in the UK, Ocean Power Technologies Ltd., since September 2004. From 2001 to May 2004, Mr. Draper served as managing director, generation business of PowerGen plc, a UK power utility. In this capacity, he was responsible for over 9,000 megawatts (MW) of power generating assets, including a 60MW offshore wind power station. He is a fellow of both the

Institutes of Mechanical and Electrical Engineers and serves as a non-executive director on the board of Slough Heat & Power, a utility company. He also serves as a director of Iberdrola Energias Marinas de Cantabria, S.A., the joint venture in which we participate with affiliates of Iberdrola and Total. Mr. Draper holds a Masters degree in Mechanical and Electrical Engineering from Cambridge University.

Herbert T. Nock was appointed as our vice president, business development and marketing on January 3, 2008. From 2002 to 2007, Mr. Nock served as Senior Vice President Marketing and Sales at Fuel Cell Energy, Inc. Prior to then, Mr. Nock held various positions in the Power Systems Division of General Electric Company over a 29 year period. At GE, Mr. Nock served as Product General Manager, Manager — Power Plant Generation Programs, Manager — Marketing and Sales, and in other positions. In these roles, he managed international, multi-channel marketing agreements for gas turbine systems.

There are no family relationships among any of our directors or executive officers.

Director Compensation

In June 2007, our Board of Directors approved a revised compensation program pursuant to which we pay each of our directors who is not our employee, to whom we refer as non-employee directors, fees for service on our Board of Directors and for attendance at Board and Board committee meetings. The revised compensation schedule became effective October 5, 2007. Annually, each non-employee director currently receives $15,000 and a choice of either (a) an option to purchase 2,000 shares of our stock that is fully vested at the time of grant, or (b) common stock of the Company worth $10,000, which vests 50% at the time of grant and 50% one year later. Each non-employee director also receives $3,000 for each Board meeting he attends in person or by video or teleconference, $2,500 for each Audit Committee meeting he attends in person or by video or teleconference, $2,000 for each Compensation Committee he attends in person or by video or teleconference and $1,500 for each Nominating and Corporate Governance Committee meeting that he attends in person or by video or teleconference.

We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our Board and Board committee meetings. Compensation for our directors, including cash and equity compensation, is determined, and remains subject to adjustment, by our Board of Directors.

The following table summarizes compensation paid to our non-employee directors in fiscal 2008.

	Fees Earned or	Option Awards
	Paid in Cash	($)	All Other	Total
Name	($)	(1)(3)(4)	Compensation ($)	($)

Sir Eric A. Ash	50,500	49,300	—	99,800
Paul F. Lozier	11,000	12,707	—	23,707
Thomas J. Meaney	43,500	49,300	57,600 (2)	150,400
Seymour S. Preston III	48,000	49,300	—	97,300

(1)	Represents the amount recognized as stock-based compensation for fiscal 2008 financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payments (SFAS 123R). The amount includes option awards granted to our non-employee directors for service on the Board of Directors during fiscal 2008 and 2007, since the actual option grants for fiscal 2007 were made after April 30, 2007. For Mr. Lozier, the amount includes an award of 1,500 fully-vested options granted in October 2007 for his service on the Company’s Board of Advisors prior to his joining the Board of Directors. See Note 2(l) of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 for a discussion of the relevant assumptions used to determine the value of our stock options for accounting purposes.

(2)	Mr. Meaney is a party to a consulting agreement with the Company for the provision of marketing services and receives fees from the Company of $800 per day of services provided. The amount in this column reflects consulting fees paid in fiscal 2008.

(3)	At fiscal year-end, option awards outstanding to the directors are as follows: Mr. Ash-18,250; Mr. Lozier-9,000; Mr. Meaney-5,000; Mr. Preston-11,500.

(4)	The number of shares underlying stock options granted to our directors in fiscal 2008 and the grant date fair value of such stock options are:

		All Other Option
		Awards: Number	Exercise or Base	Grant Date Fair
		of Securities	Price of Option	Value of Stock and
		Underlying	Awards ($/Sh)	Option Awards
Name	Grant Date	Options (#)	(a)	(b)

Sir Eric A. Ash	6/15/2007	2,500	16.11	$26,725
	1/11/2008	2,500	14.02	$22,575
Paul F. Lozier	—	—	—	$—
Thomas J. Meaney	6/15/2007	2,500	16.11	$26,725
	1/11/2008	2,500	14.02	$22,575
Seymour S. Preston	6/15/2007	2,500	16.11	$26,725
	1/11/2008	2,500	14.02	$22,575

Corporate Governance

Our Board of Directors believes that good corporate governance is important to ensure that Ocean Power Technologies, Inc. is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of business conduct and ethics are available on the corporate governance section of our website, www.oceanpowertechnologies.com. Alternatively, you can request a copy of any of these documents by writing to our Secretary at 1590 Reed Road, Pennington, New Jersey 08534.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Ocean Power Technologies, Inc. and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the Board’s principal responsibility is to oversee the management of Ocean Power Technologies, Inc.;

•	a majority of the members of the Board shall be independent directors;

•	the non-employee directors shall meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined neither Mr. Ash, Mr. Lozier, Mr. Meaney nor Mr. Preston have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “Certain Relationships and Related Person Transactions” and, in the case of

Mr. Meaney, a consulting agreement for marketing services which was entered into prior to Mr. Meaney joining the Board. See “Board Committees — Audit Committee” below for a discussion of this consulting agreement.

Meetings of the Board of Directors

The Board of Directors held seven meetings during fiscal 2008. During fiscal 2008, each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2007 annual meeting of stockholders.

Board Committees

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board. The charters of all Board Committees are available on our website at www.oceanpowertechnologies.com.

Our Board has determined that all of the members of the Compensation Committee and the Nominating and Corporate Governance Committee are independent as defined under Rule 4200 of the NASDAQ Stock Market. Our Board has also determined that all Audit Committee members meet the independence requirements contemplated by Rule 4350(d) of the NASDAQ Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act), with the exception of Mr. Meaney, as described below.

Audit Committee.  The current members of our Audit Committee are Eric Ash, Paul Lozier and Seymour Preston. Seymour Preston is the chair of the committee. Eric Ash, Paul Lozier and Seymour Preston are our Audit Committee financial experts. Eric Ash is not standing for re-election as a director at the Meeting and therefore will be stepping down from the Audit Committee as of the Meeting date. Thomas Meaney served as a member of the Audit Committee until April 2008, when he stepped down from his position on the Audit Committee, because he does not meet the independence requirements of Rule 10A-3, due to a consulting agreement between Mr. Meaney and the Company for marketing services which has been in effect since August 1999. We had previously relied on Exchange Act Rule 10A-3 (b)(I)(IV)(A) to allow Mr. Meaney to serve on the Audit Committee for one year following our U.S. initial public offering. The Audit Committee met four times in fiscal 2008.

Our Audit Committee assists our Board of Directors in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include: appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm; overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm; reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures; monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics; establishing procedures for the receipt and retention of accounting related complaints and concerns; meeting independently with our independent registered public accounting firm and management; and preparing the Audit Committee report required by Securities and Exchange Commission (the SEC) rules.

Compensation Committee.  The current members of our Compensation Committee are Eric Ash and Seymour Preston. Eric Ash is the chair of the committee. Eric Ash is not standing for re-election as a director at the Meeting and therefore will be stepping down from the Compensation Committee as of the Meeting date. The Board will appoint an independent director to the Compensation Committee in the near future. Our

Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Our Compensation Committee’s responsibilities include: reviewing and approving, or making recommendations to the Board of Directors with respect to, our chief executive officer’s compensation; evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our executive officers; overseeing and administering, and making recommendations to the Board of Directors with respect to, our cash and equity incentive plans; reviewing and making recommendations to the Board of Directors with respect to director compensation; reviewing and recommending inclusion of our “Compensation Discussion and Analysis” in our annual report or proxy statement; and preparing the Compensation Committee report required by SEC rules. The Compensation Committee met five times in fiscal 2008.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The processes and procedures followed by our Compensation Committee in considering and determining executive compensation are described below in the Compensation Discussion and Analysis section of this Proxy Statement.

Additional information regarding compensation of executive officers is provided on pages 12 through 23 of this Proxy Statement.

Nominating and Corporate Governance Committee.  The members of our Nominating and Corporate Governance Committee are Eric Ash and Thomas Meaney. Thomas Meaney is the chair of the committee. Eric Ash is not standing for re-election as a director at the Company’s Meeting and therefore will be stepping down from the Nominating and Corporate Governance Committee as of the Meeting date.

Our Nominating and Corporate Governance Committee’s responsibilities include: recommending to the Board of Directors the persons to be nominated for election as directors or to fill vacancies on the Board of Directors, and to be appointed to each of the Board’s committees; overseeing an annual review by the Board of Directors with respect to management succession planning; developing and recommending to the Board of Directors corporate governance principles and guidelines; and overseeing periodic evaluations of the Board of Directors. The Nominating and Corporate Governance Committee met two times in fiscal 2008.

Director Nomination Process

The current nominees for election to the Board were nominated by the full Board of Directors. At the Meeting, stockholders will be asked to consider the election of Paul F. Lozier, Thomas J. Meaney, Seymour S. Preston III, Dr. George W. Taylor and Charles F. Dunleavy. Paul F. Lozier has been nominated for election as a director for the first time because he was appointed by our Board as a new director in November 2007. Mr. Lozier was originally proposed to the Board by our chief executive officer and the Board determined to include him among its nominees.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, potential conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates. The Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article I, Section 1.10 of our bylaws, and with the rules and regulations of the SEC. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice to our Corporate Secretary delivered to or mailed and received at our principal executive offices at 1590 Reed Road, Pennington, NJ 08534, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of stockholders. Your notice must set forth (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of Ocean Power Technologies, Inc. owned beneficially or of record by the nominee and (iv) all other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The stockholder making the nomination must include his or her name and address, a statement as to the class and amount of shares beneficially owned by the stockholder, a description of any arrangements or understandings between the stockholder and the nominee, and a representation that the stockholder intends to appear in person or by proxy at the annual meeting.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to Board of Directors c/o Secretary, Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer and principal financial officer) and directors. The Code of Business Conduct and Ethics is posted on our website at www.oceanpowertechnologies.com and can also be obtained free of charge by sending a request to our Secretary at 1590 Reed Road, Pennington, New Jersey 08534. Any changes to or waivers under the Code of Business Conduct and Ethics as it relates to our chief executive officer, chief financial officer, controller or persons performing similar functions must be approved by our Board of Directors and will be disclosed in a Current Report on Form 8-K within four business days of the change or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file with the SEC reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to us. Based solely on a review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal 2008, all of our executive officers and directors complied with the requirements of Section 16(a).

2.	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected KPMG LLP, to audit our consolidated financial statements for fiscal 2009. KPMG LLP has audited our consolidated financial statements since fiscal 2005.

Although stockholder approval of the selection of KPMG LLP is not required by law, our Board of Directors believes it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board will reconsider its selection of KPMG LLP.

We expect representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from stockholders, and to have the opportunity to make a statement if so desired.

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$377,570	$574,645
Audit-Related Fees(2)	8,530	75,000
Tax Fees(3)	26,775	10,262
All Other Fees(4)	—	—

Total Fees	$412,875	$659,907

(1)	Audit fees consist of fees for the audit and quarterly reviews of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, and included fees in fiscal 2007 of approximately $389,000 for services related to our initial public offering in the United States.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.” Audit-related fees in fiscal 2008 consist of fees for the review of grant milestones in the UK. Audit-related fees for fiscal 2007 consist of fees for accounting advisory services provided by our independent registered public accounting firm prior to our initial public offering in the United States. Provision of these services was not approved in advance by the Audit Committee.

(3)	Tax fees for fiscal 2008 and fiscal 2007 consist of fees for tax return preparation assistance and review.

(4)	We were not billed any “Other Fees” in fiscal 2008 or fiscal 2007.

Pre-Approval Policies and Procedures

Our policy is that all audit services and all non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. However, in 2008, less than 1% of the total fees billed related to tax services that were provided under the de minimus exception to the Audit Committee pre-approval requirement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 31, 2008 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group.

Percentage of Common Stock outstanding is based on 10,210,354 shares of our Common Stock outstanding as of July 31, 2008. For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of Common Stock subject to options that are currently exercisable or exercisable within sixty days of July 31, 2008 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534.

Name	Amount	Percentage

Officers and Directors
Dr. George W. Taylor(1)	1,246,444	11.8
Charles F. Dunleavy(2)	287,076	2.8
Herbert T. Nock(3)	10,000	*
Mark F. Draper(4)	76,100	*
Sir Eric A. Ash(5)	21,250	*
Paul F. Lozier(6)	15,873	*
Thomas J. Meaney(7)	10,448	*
Seymour S. Preston III(8)	16,436	*
John A. Baylouny(9)	—	*
All executive officers and directors as a group (8 individuals)	1,683,627	15.4
5% Stockholders
FMR Corp.(10)	1,428,775	14.0
S.A.C. Capital Advisors, LLC(11)	610,354	6.0
Teachers Advisors, Inc./TIAA-CREF Investment Management, LLC(12)	600,000	5.9

*	Represents a beneficial ownership of less than one percent of our outstanding Common Stock.

(1)	Includes 543 shares held by Princeton Research Associates, Inc. Dr. Taylor is president and a director of Princeton Research Associates. Dr. Taylor disclaims beneficial ownership of the shares held by Princeton Research Associates except to the extent of his pecuniary interest therein. Also includes 378,100 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008.

(2)	Includes 211,100 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008

(3)	Consists of 10,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008.

(4)	Consists of 76,100 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008.

(5)	Includes 18,250 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008.

(6)	Includes 9,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008.

(7)	Includes 5,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008.

(8)	Includes 11,500 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2008.

(9)	Mr. Baylouny resigned from the Company effective September 4, 2007.

(10)	Based on a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3d on February 14, 2008, FMR Corp. and Edward C. Johnson 3d, in his capacity as Chairman of FMR Corp., have sole power to vote 399,000 shares and sole power to dispose of 1,428,775 shares. The business address of FMR Corp. and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	S.A.C. Capital Management, LLC, S.A.C. Capital Associates, LLC and Steven A. Cohen filed a Schedule 13G on February 1, 2008 reporting shared power to vote and shared power to dispose of 610,354 shares. The business address of S.A.C. Capital Advisors, LLC and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut, 06902, of S.A.C. Capital Management, LLC is 540 Madison Avenue, New York, New York 1022 and of S.A.C. Capital Associates, LLC is PO Box 508, Victoria House, The Valley, Anguilla, British West Indies.

(12)	Teachers Advisors, Inc. and TIAA-CREF Investment Management, LLC filed a Schedule 13G on February 14, 2008 reporting sole voting and dispositive power by Teachers Advisors, Inc of 95,342 shares and sole voting and dispositive power by TIAA-CREF Investment Management, LLC of 504,658 shares. The business address of both Teachers Advisors, Inc. and TIAA-CREF Investment Management, LLC is 730 Third Avenue, New York, New York 10017.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by the Company to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of the Company. If a director is involved in the transaction, he or she will be recused from all decisions regarding the transaction.

Related Person Transactions

In November 1993, we entered into an agreement providing for royalty payments to Dr. George W. Taylor, our chief executive officer, Michael Y. Epstein and Joseph R. Burns, whose estate transferred his interests under this agreement to our stockholder, JoAnne E. Burns. The royalty payments are based on revenues from specified piezoelectric technology covered by U.S. patent 4404490 entitled “Power Generation from Waves Near the Surface of Bodies of Water.” Under the agreement, we are obligated to pay to the other parties to this agreement, royalties of six percent of license fees received and four percent of product sales and development contract revenues, up to an aggregate amount of $925,000. As of April 30, 2008, approximately $200,000 of royalties had been earned. We made payments of $48,000 in fiscal 2004 and $26,000 in fiscal 2008 under this agreement. There were no payments in fiscal 2005, fiscal 2006 or fiscal 2007. We are not currently using the technology covered by this patent, and we do not anticipate that any further royalties will be earned under the agreement. Because this agreement was entered into prior to our public offerings in both the United Kingdom and the United States, the Audit Committee has not approved this transaction. We believe the terms contained in this agreement are comparable to those we would receive from an unaffiliated third party for similar technology.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a narrative describing how compensation for our named executive officers is established and should be read in conjunction with the compensation tables and related narrative descriptions set forth below.

Our Compensation Committee is responsible for overseeing the compensation of all of our executive officers. In this capacity, the Compensation Committee designs, implements, reviews and approves all compensation for our named executive officers. The goal of the Compensation Committee is to ensure that our compensation programs are aligned with our business goals and objectives and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive.

Compensation Objectives and Philosophy

Our compensation programs are designed to attract and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation programs are intended to reward the achievement of specified predetermined quantitative and qualitative goals and to align our executives’ interests with those of our stockholders in order to attain the ultimate objective of increasing stockholder value.

Elements of Total Compensation and Relationship to Performance

Key elements of these programs include:

•	base salary compensation designed to reward annual achievements, with consideration given to the executive’s qualifications, scope of responsibility, leadership abilities and management experience and effectiveness;

•	cash bonus awards designed to align executive compensation with business objectives and performance; and

•	equity incentive compensation, typically in the form of stock options, the value of which is dependent upon the performance of our Common Stock, and which is subject to multi-year vesting that requires continued service.

Determining and Setting Executive Compensation

Our management develops our compensation plans by utilizing publicly available compensation and on-line survey data for a broad selection of national and regional companies, which we believe are generally comparable to the Company in terms of public ownership, organization structure, size and stage of development, and against which we believe we may compete for executive talent. The results of these analyses are reviewed with and approved by the Compensation Committee annually. We believe that these compensation practices provide us with appropriate compensation guidelines. The Compensation Committee generally targets compensation for our executives near the median range of compensation paid to similarly situated executives in comparable companies covered by the on-line survey data. Other considerations, including market factors, the unique nature of our business and the experience level of an executive, may dictate variations to this general target.

Our business is characterized by a long product development cycle, including a lengthy engineering and product-testing period and regulatory approval and licensing. Because of this, many of the traditional benchmarking metrics, such as product sales, revenues and profits are inappropriate for an early-stage company such as Ocean Power Technologies. Instead, the specific factors the Compensation Committee considers when determining our named executive officers’ compensation include:

•	key product development initiatives;

•	technology advancements;

•	achievement of regulatory and other commercial milestones;

•	establishment and maintenance of key strategic relationships;

•	implementation of appropriate financing strategies; and

•	financial and operating performance.

The Compensation Committee determines executive compensation after carefully reviewing corporate performance and performing a detailed evaluation of a named executive’s annual performance against established goals. The Compensation Committee has implemented an annual performance review program for our executives under which annual corporate and individual performance goals are determined and set forth in writing at the beginning of each fiscal year. Annual corporate goals are proposed by our senior management and require the approval of our Board of Directors. Individual goals focus on contributions that facilitate the achievement of the corporate goals and are proposed by each executive and approved by the chief executive officer. On an annual basis the Compensation Committee and the chief executive officer discuss and agree to the chief executive officer’s goals, as included in the Company’s business and financial plan for the following year. Annual salary increases, bonus payments and annual stock option awards granted to our executives are at the discretion of the Compensation Committee, but are tied to the achievement of these corporate and individual performance goals.

Subsequent to the last quarter of each fiscal year, our senior management evaluates our corporate performance and each executive’s individual performance, as compared to the goals for that year. Based on this evaluation, the chief executive officer recommends to the Compensation Committee any annual executive salary increases, bonus payments or annual stock option awards. The chief executive officer’s individual performance evaluation is conducted by the Compensation Committee, which also determines his compensation changes, bonus eligibility and stock option awards. Bonuses and annual stock option awards are granted by the Board of Directors at the time of the annual performance reviews. Any annual base salary increases granted to our executives are implemented at the same time.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash bonus;

•	a long-term incentive represented by stock options; and

•	insurance and other employee benefits.

The Company does not have a specific formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. The Compensation Committee, considering applicable information from comparable industry groups and after reviewing information provided by management, determines, for each named executive officer, subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary.  Base salaries are provided to named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. The Compensation Committee typically determines base salary for each executive based on the executive’s responsibilities, education, experience and, if applicable, the base salary level of the executive at his or her prior employment. In addition, the Compensation Committee reviews and considers the level of base salary paid by comparable companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median range of salaries at comparable companies in our industry or similar industries and in our geographic area. The minimum base salary is mandated by our employment agreements with our named executive officers.

In 2008, the named executive officers received increases in base salary, reflecting reviews of their annual performance and the levels of base salary paid by comparable companies for similar positions. See “Employment Agreements” on page 17.

Bonus.  The Compensation Committee has the authority to award annual bonuses to individual senior executives. For each senior executive, the Compensation Committee reviews specific performance criteria established each year and determines bonus awards based on the extent to which those criteria were achieved. The bonus criteria are not quantified performance targets, but are established in a manner intended to reward both overall corporate performance, an individual’s participation in attaining such performance and the executive’s performance against additional goals specific to each executive. The Compensation Committee has discretion over the amount of annual bonus awarded, if any. Our annual bonus is paid in cash in an amount reviewed and approved by the Compensation Committee and ordinarily is paid in a single installment in the first quarter following the completion of the fiscal year.

Bonus amounts paid for fiscal 2008 to our named executive officers were awarded by the Compensation Committee based on Company and individual performance. In making these determinations, the Compensation Committee considered each named executive officer’s performance over the preceding twelve months, as well as the overall Company performance over the same period. The bonus amounts to be paid in fiscal 2009 will be determined by the Compensation Committee following a review of each executive’s individual performance and attainment of objectives, and Company performance.

Equity Awards.  We believe that long-term Company performance is best achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. Our 2006 Stock Incentive Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. Our equity awards program is designed to:

•	reward demonstrated leadership and performance;

•	align named executives’ interests with those of our stockholders;

•	retain named executives through the term of the awards;

•	maintain competitive levels of compensation; and

•	motivate for outstanding future performance.

We compete for qualified executive personnel with many companies that have greater resources than we do. Accordingly, equity compensation is a crucial component of any competitive executive compensation package we may offer.

Our equity awards have taken the form of stock options. We typically grant stock options to each of our executive officers upon commencement of employment and annually in conjunction with our review of individual performance. All stock option grants to our executive officers are approved by the Compensation Committee and, other than new hire grants, are typically granted at the Compensation Committee’s regularly scheduled meeting subsequent to the end of the fiscal year. All stock options granted to our executives have exercise prices equal to the fair market value of our Common Stock on the date of grant, so that the recipient will earn no compensation from his or her options unless the share price increases beyond the exercise price. In addition, the stock options granted typically vest proportionately over five years, which we believe provides an incentive to our executives to add value to the Company over the long term and to remain with us.

Stock option grant levels vary among executive officers based on their positions and annual performance assessment, and draw on publicly available compensation and survey data. In addition, the Compensation Committee reviews all components of the executive’s compensation to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Typically, the stock options we grant to our executives have a ten-year term and vest as to 20% of the shares on the first anniversary of the grant date and as to an additional 20% of the shares at the anniversary of the grant date until the fifth anniversary of the grant date. Vesting ceases upon termination of employment and exercise rights cease three months following termination of employment, except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

The number of stock options granted to our named executive officers in the 2008 fiscal year, and the value of those grants determined in accordance with SFAS 123R, are shown below in the 2008 Grants of Plan-Based Awards Table. In making the grant determinations, the Compensation Committee considered each named executive officer’s performance over the preceding twelve months, the overall Company performance over the same period, the need to motivate the named executive officers for outstanding future performance, and the retention of the named executive officers over future years. In June 2008, at the time of our annual performance review, we awarded stock options to the named executive officers. These awards are not reflected in the Summary Compensation Table or 2008 Grants of Plan-Based Awards Table because the awards were made in fiscal 2009, and therefore no compensation costs for financial reporting purposes were recorded for these awards in fiscal 2008.

We do not have guidelines specifying an equity ownership requirement for our executives.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. We are permitted to match employees’ 401(k) plan contributions; in the 2008 fiscal year we implemented a 50% match, subject to vesting and other terms and conditions. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Severance and Change-in-Control Benefits.  Pursuant to employment agreements we have entered into with certain of our executives and our stock plans, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination of Employment or Change in Control” below.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of similarly-situated companies, we believe that our severance and change in control benefits are generally in line with severance packages offered in our industry and geographic region.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of our executive officers, except to the extent that such compensation is paid pursuant to a stockholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended April 30, 2008 to our chief executive officer, chief financial officer, two other executive officers who were serving as executive officers on April 30, 2008 and one additional executive officer who would have been among our most highly compensated executive officers if he had been serving as of April 30, 2008. We refer to these officers collectively as our named executive officers.

							All Other
		Salary		Bonus		Option	Compensation		Total
Name and Principal Position	Year	($)		($)		Awards ($)	($)		($)
		(a)		(b)		(c)

Dr. George W. Taylor	2008	407,936		166,667		527,129	6,150	(h)	1,107,882
Chief Executive Officer	2007	320,147		326,667		312,608	—		959,422
Charles F. Dunleavy	2008	260,183		129,167		240,205	3,416	(h)	632,971
Chief Financial Officer	2007	225,326		261,667		162,667	—		649,660
Mark R. Draper	2008	399,449	(d)	150,821	(d)	401,332	75,509	(d)(e)	1,027,111
Chief Operating Officer, and Chief Executive of Ocean Power Technologies Ltd.	2007	289,203	(d)	157,658	(d)	161,740	61,147	(d)(e)	669,748
Herbert T. Nock	2008	69,240		16,667		100,292	—		186,199
Vice President, Business Development and Marketing(f)
John A. Baylouny	2008	77,518		6,667		38,425	—		122,610
Senior Vice President, Engineering(g)	2007	212,295		39,167		72,013	—		323,475

(a)	Salary represents actual salary earned during each fiscal year. The amounts in this column are different from the amounts listed below under description of employment agreements, due to increases in salary levels and payments for unused vacation during each fiscal year.

(b)	The amounts in this column reflect cash bonuses paid to the named executive officers for performance during the applicable fiscal year. All bonuses for named executive officers were entirely discretionary.

(c)	The entries in the option awards column reflect the dollar amounts of stock-based compensation recognized for 2008 and 2007, as applicable, financial statement reporting purposes in accordance with SFAS 123R, excluding forfeiture assumptions. See Note 2(l) of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 for a discussion of the relevant assumptions used to determine the valuation of our stock options for accounting purposes.

(d)	Based on an average buying rate of $2.007 for £1 for the period from May 1, 2007 through April 30, 2008 and of $1.911 for £1 for the period from May 1, 2006 through April 30, 2007.

(e)	All Other Compensation for Mr. Draper for 2008 includes $16,981 for health insurance and $58,528 for pension benefits and for 2007, includes $16,907 for health insurance and $44,240 for pension benefits.

(f)	Mr. Nock joined the Company on January 3, 2008.

(g)	Mr. Baylouny resigned from the Company effective September 4, 2007.

(h)	Reflects Company 401(k) plan matching contributions.

2008 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards made to the named executive officers during fiscal 2008. All grants were made under the 2006 Stock Incentive Plan.

		All Other Option
		Awards: Number	Exercise or Base	Grant Date Fair
		of Securities	Price of Option	Value of Stock and
		Underlying	Awards ($/Sh)	Option Awards
Name	Grant Date	Options (#)	(a)	(b)

Dr. George W. Taylor	6/15/2007	50,000	16.11	$539,500
Charles F. Dunleavy	6/15/2007	42,000	16.11	$493,920
Mark R. Draper	6/15/2007	50,000	16.11	$571,950
Herbert T. Nock	1/11/2008	25,000	14.02	$240,000
John A. Baylouny(c)	6/15/2007	15,0000	16.11	$176,400

(a)	The exercise price listed in this column represents the closing price of our Common Stock on the Nasdaq Global Market on the date of grant.

(b)	The amounts in this column represent the grant date fair value of the awards in accordance with SFAS 123R, excluding forfeiture assumptions. Refer to Note 2(l) of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 for a discussion of the relevant assumptions used to determine the valuation of our stock and options for accounting purposes.

(c)	Mr. Baylouny resigned from the Company effective September 4, 2007 and this award was forfeited.

Employment Agreements

Dr. George W. Taylor — Chief Executive Officer

Under an employment agreement entered into in October 2003, Dr. Taylor was entitled to an annual base salary of $250,000 for the first year of his employment with us, subject to adjustment upon annual review by our Board of Directors. Dr. Taylor’s annual base salary has been adjusted by our Board of Directors and at April 30, 2008 was $410,000. Effective July 1, 2008, Dr. Taylor’s annual base salary was increased to $475,000. Dr. Taylor is also eligible to earn discretionary incentive bonuses and incentive compensation.

Upon the termination of his employment other than for cause, or if he terminates his employment for good reason, Dr. Taylor has the right to receive severance payments equal to one year of his base salary then in effect. Dr. Taylor is not entitled to severance if we terminate his employment for cause or if he resigns without good reason. Pursuant to this agreement, Dr. Taylor is prohibited from competing with us and soliciting our customers, prospective customers or employees during the term of his employment and for a period of one year after the termination or expiration of his employment.

Charles F. Dunleavy — Chief Financial Officer and Senior Vice President

Under an employment agreement entered into in October 2003, Mr. Dunleavy was entitled to an annual base salary of $170,000 for the first year of his employment with us, subject to adjustment upon annual review by our Board of Directors. Mr. Dunleavy’s annual base salary has been adjusted by our Board of Directors and at April 30, 2008 was $255,000. Effective July 1, 2008, Mr. Dunleavy’s annual base salary was increased to $300,000. Mr. Dunleavy is also eligible to earn discretionary incentive bonuses and incentive compensation.

Upon the termination of his employment other than for cause, or if he terminates his employment for good reason, Mr. Dunleavy has the right to receive severance payments equal to one year of his base salary then in effect. Mr. Dunleavy is not entitled to severance if we terminate his employment for cause or if he resigns without good reason. Pursuant to this agreement, Mr. Dunleavy is prohibited from competing with us and soliciting our customers, prospective customers or employees during the term of his employment and for a period of one year after the termination or expiration of his employment.

Mark R. Draper — Chief Operating Officer, and Chief Executive and Director of our wholly-owned UK subsidiary, Ocean Power Technologies, Ltd.

Under a service agreement entered into in September 2004, Mr. Draper was entitled to an annual base salary of £136,000 for the first year of his employment with our subsidiary, subject to adjustment upon annual review. Mr. Draper’s annual base salary has been adjusted and at April 30, 2008 was £200,000. Effective July 1, 2008, Mr. Draper’s annual base salary was increased to £227,000. Mr. Draper is also eligible to earn a discretionary annual incentive bonus in an amount up to 50% of his annual base salary and incentive compensation.

Upon the termination of his employment or upon a termination or resignation that occurs within six months of a change in control, Mr. Draper has the right to receive a severance payment equal to 25% of his base salary that is then in effect. In addition, if we give Mr. Draper less than one year’s written notice of termination, he is entitled to receive his base salary for any unexpired portion of that one-year notice period.

Pursuant to this agreement, Mr. Draper is prohibited from competing with us and soliciting our customers, prospective customers or employees during the term of his employment and for a period of one year after the termination or expiration of his employment.

Herbert T. Nock — Vice President, Business Development and Marketing

Under a letter agreement entered into in December 2007, Mr. Nock was entitled to an annual base salary of $210,000 for the first year of his employment with us, subject to adjustment. Effective July 1, 2008, Mr. Nock’s annual base salary was increased to $221,000. Mr. Nock is also eligible to earn a discretionary annual incentive bonus in an amount up to 40% of his annual base salary and incentive compensation.

Upon the termination of his employment other than for cause, Mr. Nock has the right to receive a severance payment based on a portion of his base salary then in effect. If the termination occurs within the first year, the severance payment will equal three months base salary; if the termination occurs during years two or three, the severance payment will equal six months base salary; if the termination occurs after the three-year anniversary of his start date of January 3, 2008, the severance payment will equal 12 months base salary. Mr. Nock is not entitled to severance if we terminate his employment for cause. Pursuant to this agreement, Mr. Nock is prohibited from competing with us and soliciting our customers, prospective customers or employees during the term of his employment and for a period of one year after the termination or expiration of his employment.

John A. Baylouny — Senior Vice President, Engineering

Mr. Baylouny resigned from the Company effective September 4, 2007. Under a letter agreement entered into in September 2005, Mr. Baylouny was entitled to an annual base salary of $205,000 for the first year of his employment with us, subject to adjustment. Mr. Baylouny’s annual base salary was adjusted by our Board of Directors and at September 4, 2007 was $224,000.

No severance payments were made to Mr. Baylouny upon his resignation. Pursuant to his agreement, Mr. Baylouny is prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of one year after the termination or expiration of his employment.

Stock Option and Other Compensation Plans

1994 Stock Option Plan

Our 1994 Stock Option Plan was adopted by our Board of Directors on May 4, 1994, approved by our stockholders on August 22, 1994 and expired on August 24, 2001. The 1994 Stock Option Plan provided for the grant of non-statutory options to our employees, officers, directors, consultants and advisors. A maximum of 187,500 shares of Common Stock were authorized for issuance under this plan.

The 1994 Stock Option Plan provides that outstanding options shall become fully exercisable if we undergo a fundamental transaction, as defined in the 1994 Stock Option Plan, and the successor entity does not assume the options under the 1994 Stock Option Plan or substitute equivalent options.

As of April 30, 2008, options to purchase 7,525 shares of our Common Stock at a weighted average exercise price of $18.42 were outstanding under our 1994 Stock Option Plan, options to purchase 13,432 shares of Common Stock had been exercised and options to purchase 104,342 shares of Common Stock had been forfeited. No awards have been granted under the 1994 Stock Option Plan since its expiration in 2001.

Incentive Stock Option Plan

Our Incentive Stock Option Plan was adopted by our Board of Directors on May 4, 1994, approved by our stockholders on August 22, 1994 and expired on August 24, 2001. The Incentive Stock Option Plan provided for the grant of incentive stock options to our employees and officers. A maximum of 337,500 shares of Common Stock were authorized for issuance under this plan.

The Incentive Stock Option Plan provides that outstanding options shall become fully exercisable if we undergo a fundamental transaction, as defined in the Incentive Stock Option Plan, and the successor entity does not assume the options under the Incentive Stock Option Plan or substitute equivalent options.

As of April 30, 2008, options to purchase 139,050 shares of our Common Stock at a weighted average exercise price of $19.24 were outstanding under our Incentive Stock Option Plan, options to purchase 28,525 shares of Common Stock had been exercised and options to purchase 107,749 shares of Common Stock had been forfeited. No awards have been granted under the Incentive Stock Option Plan since its expiration in 2001.

2001 Stock Plan

Our 2001 Stock Plan was adopted by our Board of Directors and approved by our stockholders on August 24, 2001. The 2001 Stock Plan provides for the grant of incentive stock options, non-statutory options, restricted stock awards and stock awards. A maximum of 1,000,000 shares of Common Stock are authorized for issuance under our 2001 Stock Plan. Our employees, officers, directors, consultants and advisors are eligible to receive awards under our 2001 Stock Plan; however, incentive stock options may only be granted to our employees.

Our Board of Directors administers our 2001 Stock Plan. Pursuant to the terms of our 2001 Stock Plan, and to the extent permitted by law, our Board may delegate administrative authority to a committee composed of two or more of our non-executive directors. Our Board of Directors, or a committee to whom the Board of Directors delegates authority, selects the recipients of awards and determines:

•	the number of shares of Common Stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of the options; and

•	the terms and conditions of awards, including transfer restrictions, conditions for repurchase and rights of first refusal.

The 2001 Stock Plan provides that outstanding options shall become fully exercisable if we undergo a fundamental transaction, as defined in the 2001 Stock Plan, and the successor entity does not assume the options under the 2001 Stock Plan or substitute equivalent options.

The 2001 Stock Plan provides that, prior to an initial public offering which is defined as an underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the Securities Act), we have a right of first refusal on any shares held by optionees under the 2001 Stock Plan and we may repurchase any stock or stock awards upon the exercise of options at the fair market value on the date of purchase. The right of first refusal and the right to repurchase terminated upon the completion of our initial public offering in the U.S.

As of April 30, 2008, options to purchase 661,852 shares of our Common Stock at a weighted average exercise price of $14.32 were outstanding under our 2001 Stock Plan, 43,100 options to purchase shares of Common Stock had been exercised and options to purchase 161,013 shares of Common Stock had been forfeited. No further stock options or other awards have been granted under the 2001 Stock Plan since the effective date of the 2006 Stock Incentive Plan described below.

2006 Stock Incentive Plan

Our 2006 Stock Incentive Plan was adopted by our Board of Directors on December 7, 2006, approved by our stockholders on January 12, 2007 and became effective on April 24, 2007. The 2006 Stock Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-unit awards. The number of shares of Common Stock reserved for issuance under the 2006 Stock Incentive Plan is 803,215 shares, which consists of 680,000 new shares plus 123,215 shares of Common Stock previously available for issuance under the 2001 Stock Plan.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under our 2006 Stock Incentive Plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of Common Stock with respect to which awards may be granted to any participant under the 2006 Stock Incentive Plan is 200,000 per calendar year.

Our 2006 Stock Incentive Plan is administered by our Board of Directors. Pursuant to the terms of the 2006 Stock Incentive Plan, and to the extent permitted by law, our Board of Directors may delegate authority to one or more committees or subcommittees of the Board of Directors or to our officers. Our Board of Directors or any committee to whom the Board of Directors delegates authority selects the recipients of awards and determines:

•	the number of shares of Common Stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options; provided, however, that the exercise price shall not be less than 100% of the fair market value of the underlying Common Stock on the date the option is granted;

•	the duration of the options; and

•	the number of shares of Common Stock subject to any restricted stock or other stock-unit awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If our Board of Directors delegates authority to an officer, the officer has the power to make awards to all of our employees, except to executive officers. Our Board of Directors will fix the terms of the awards to be granted by such officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such officer may make.

If a merger or other reorganization event occurs, our Board of Directors may provide that all of our outstanding options are to be assumed or substituted by the successor corporation. Our Board of Directors may also provide that, in the event the succeeding corporation does not agree to assume, or substitute for, outstanding options, then all unexercised options will become exercisable in full prior to the completion of the event and that these options will terminate immediately prior to the completion of the merger or other reorganization event if not previously exercised. Our Board of Directors may also provide for a cash out of the value of any outstanding options.

No award may be granted under the 2006 Stock Incentive Plan after December 7, 2016, but the vesting and effectiveness of awards granted before that date may extend beyond that date. Our Board of Directors may amend, suspend or terminate the 2006 Stock Incentive Plan at any time, except that stockholder approval will be required for any revision that would materially increase the number of shares reserved for issuance, expand the types of awards available under the plan, materially modify plan eligibility requirements, extend the term of the plan or materially modify the method of determining the exercise price of options granted under the plan, or otherwise as required to comply with applicable law or stock market requirements.

As of April 30, 2008, options to purchase 298,625 shares of our Common Stock at a weighted average exercise price of $15.55 were outstanding under our 2006 Stock Incentive Plan, no options to purchase shares of Common Stock had been exercised and options to purchase 21,417 shares of Common Stock had been forfeited.

2008 Outstanding Equity Awards at Fiscal Year End Table

The following table contains certain information regarding equity awards held by the named executive officers as of April 30, 2008:

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options (#)		Options (#)		Option	Option
Name	Exercisable		Unexercisable		Exercise Price ($)	Expiration Date

Dr. George W. Taylor	15,000	(a)	—		$16.70	6/8/2008
	27,000	(a)	—		$6.70	1/12/2010
	63,000	(a)	—		$20.00	1/12/2010
	52,500	(a)	—		$6.70	3/23/2011
	30,000	(a)	—		$20.00	3/23/2011
	60,000	(a)	—		$6.70	7/30/2011
	20,000	(a)	—		$14.50	11/22/2009
	5,400	(b)	8,100	(b)	$13.10	6/17/2010
	45,000	(a)	—		$13.80	6/16/2011
	25,000	(a)	—		$16.11	6/15/2017
	—		25,000	(c)	$16.11	6/15/2017
Charles F. Dunleavy	16,875	(a)	—		$6.70	1/12/2010
	39,375	(a)	—		$20.00	1/12/2010
	18,000	(a)	—		$6.70	3/23/2011
	12,000	(a)	—		$20.00	3/23/2011
	18,750	(b)	—		$20.00	9/30/2011
	22,500	(a)	—		$6.70	9/30/2012
	22,500	(a)	—		$17.00	9/30/2013
	13,600	(b)	3,400	(b)	$17.90	9/30/2013
	15,000	(a)	—		$14.50	11/22/2014
	5,400	(b)	8,100	(b)	$11.90	6/17/2015
	8,000	(b)	32,000	(b)	$13.80	6/16/2016
	—		42,000	(b)	$16.11	6/15/2017
Mark R. Draper	10,000	(a)	—		$12.80	9/15/2014
	12,000	(b)	8,000	(b)	$15.00	9/15/2014
	5,400	(b)	8,100	(b)	$11.90	6/17/2015
	544	(b)	817	(b)	$12.60	11/10/2015
	7,455	(b)	11,183	(b)	$12.60	11/10/2015
	6,000	(b)	24,000	(b)	$13.80	6/16/2016
	15,000	(a)	—		$16.11	6/15/2017
	—		35,000	(b)	$16.11	6/15/2017
Herbert T. Nock	10,000	(a)	—		$14.02	1/10/2018
	—		15,000	(b)	$14.02	1/10/2018
John A. Baylouny(d)	—		—

(a)	These options were fully vested on the grant date.

(b)	These options vest over a five-year period of employment.

(c)	These options vest in one year, on the first anniversary of the grant date.

(d)	Mr. Baylouny resigned from the Company effective September 4, 2007 and all his unvested option awards were forfeited.

2008 Option Exercises and Stock Vested Table

Option Awards
Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)

Dr. George W. Taylor	—	$—
Charles F. Dunleavy	—	—
Mark R. Draper	—	—
Herbert T. Nock	—	—
John A. Baylouny	17,500	55,895

Potential Payments Upon Termination of Employment or Change in Control

The following information and table set forth the amount of payments to each of our named executive officers in the event of a termination of employment.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive officer:

•	The amounts shown in the table assume that each named executive officer, other than Mr. Baylouny, was terminated on April 30, 2008. Accordingly, the table reflects amounts earned as of April 30, 2008 and includes estimates of amounts that would be paid to the named executive officer upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive officer can only be determined at the time of an actual termination or change in control.

•	Mr. Baylouny resigned from the Company effective September 4, 2007. No severance payments were made to Mr. Baylouny upon his resignation.

•	A named executive officer may exercise any stock options that are exercisable prior to the date of termination and any payments related to these stock options are not included in the table because they are not severance payments.

Termination by Company without Cause; Termination by Executive with Good Reason.  Our employment contracts with Dr. Taylor and Mr. Dunleavy provide for severance pay equal to one year of base salary payable in one lump sum within 30 days of termination or in 12 equal monthly installments, and the continuation of health care benefits for 12 months in the event that employment is terminated by the Company other than for cause or by the executive with good reason.

Our employment contract with Mr. Draper provides for severance pay equal to 25% of his base salary that is then in effect. If we give Mr. Draper less than one year’s written notice of termination, he is entitled to receive his base salary for any unexpired portion of that one-year notice period.

Our employment contract with Mr. Nock provides for severance pay based on a portion of his base salary then in effect. If the termination occurs within the first year, the severance payment will equal three months base salary; if the termination occurs during years two or three, the severance payment will equal six months base salary; if the termination occurs after the three-year anniversary of his start date of January 3, 2008, the severance payment will equal 12 months base salary.

Termination by Company with Cause; Termination by Executive without Good Reason.  Under our employment contracts with the named executive officers, upon termination for cause or at the executive’s election without good reason, the executive is entitled to the base salary and benefits due and owing to the executive as of the date of termination.

Change in Control.  Our employment contract with Mr. Draper provides for severance pay in the event of termination in connection with a change in control transaction. Mr. Draper’s employment contract provides for a payment equal to 25% of his base salary, plus if we give Mr. Draper less than one year’s written notice of termination, he is entitled to receive his base salary for any unexpired portion of that one-year notice period.

	Dr. George W.	Charles F.	Mark R.		Herbert T.
Event	Taylor	Dunleavy	Draper		Nock

Termination by Company without Cause or by Executive with Good Reason and Change in Control with Termination(c)
Cash severance payment	$410,000	$255,000	$495,500	(a)(b)	$52,500
Continued healthcare benefits	9,384	13,320	—		—

Total	$419,384	$268,320	$495,500		$52,500

(a)	Based on a buying rate of $1.982 for £1 on April 30, 2008.

(b)	The amount shown for Mr. Draper is the sum of (i) $99,100, which is 25% of his base salary in effect on April 30, 2008 and (ii) $396,400, which is 100% of his base salary in effect on April 30, 2008, assuming termination on April 30, 2008 without the notice required by his employment agreement.

(c)	The employment agreements for Mr. Taylor and Mr. Dunleavy do not contain change of control provisions; therefore, the amounts shown are the same as for termination without cause.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Ocean Power Technologies, Inc.

Eric A. Ash, Chairman
Seymour S. Preston III

Notwithstanding contrary statements set forth in any of our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report and the Audit Committee Report set forth below shall not be incorporated by reference into such future filings.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee has ever been our employee.

Equity Compensation Plan Information

The following table summarizes the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of April 30, 2008.

Number of Shares
Remaining
	Number of Shares to		Available for Future
	be Issued Upon		Issuance Under the
	Exercise of	Weighted-Average	Equity Compensation
	Outstanding	Exercise Price of	Plan (Excluding
	Options, Warrants	Outstanding Options,	Shares in First
Plan Category	and Rights	Warrants and Rights	Column)

Equity compensation plans approved by stockholders	1,445,302	$14.61	504,590
Equity compensation plans not approved by stockholders	—	—	—

Report of Audit Committee

The Audit Committee has reviewed the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2008 and discussed them with the Company’s management and the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2008.

By the Audit Committee of the Board of Directors of Ocean Power Technologies, Inc.

Seymour S. Preston III, Chairman
Eric A. Ash
Paul F. Lozier

Other Business

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

Stockholder Proposals for 2009 Annual Meeting

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2009 annual meeting of stockholders, the written proposal must be received at our principal executive offices on or before May 1, 2009. The proposal should be addressed to Secretary, Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, New Jersey 08534. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, a stockholder who wishes to present a proposal for consideration at the 2009 annual meeting must deliver a notice of the matter the stockholder wishes to present to our principal executive offices in Pennington, New Jersey, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s Meeting. Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than June 4, 2009, and no later than July 4, 2009. The notice should include (i) a brief description of the business desired to be brought before the 2009 annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder, (iii) the class or series and number of shares of capital stock of the Company beneficially owned or owned of record by the stockholder, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at the 2009 annual meeting to bring such business before the meeting.

Annual Report

Our 2008 Annual Report on Form 10-K is concurrently being mailed to stockholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent registered public accounting firm. Stockholders may obtain an additional copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended April 30, 2008, without charge, by writing to Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534.

BY ORDER OF THE BOARD OF DIRECTORS
Charles F. Dunleavy
Secretary

Dated: August 28, 2008

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 NNNNNNNNN ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Seymour S. Preston III* 02 — Paul F. Lozier* 03 — Thomas J. Meaney* 04 - George W. Taylor* 05 — Charles F. Dunleavy* * Each to serve for a one-year term expiring at the 2009 annual meeting of stockholders. For Against Abstain 2. Ratify the selection of KPMG LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2009. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the annual meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Sign exactly as your name(s) appears on your stock certificate(s). If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN5 1 C V 0 1 9 0 1 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00Y00B

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — OCEAN POWER TECHNOLOGIES, INC. PROXY FOR COMMON STOCK Annual Meeting of Stockholders, October 2, 2008 THIS PROXY IS SOLICITED ON BEHALF OF OCEAN POWER TECHNOLOGIES, INC. BY ITS BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of the annual meeting of stockholders to be held on October 2, 2008, the proxy statement and all other proxy materials and appoints George W. Taylor and Charles F. Dunleavy, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Ocean Power Technologies, Inc. which the undersigned is entitled to vote, either on his, her or its own behalf or on behalf of any entity or entities, at the annual meeting of the stockholders of the company to be held on October 2, 2008 at 10:00 a.m. local time at the company’s corporate offices located at 1590 Reed Road, Pennington, New Jersey, 08534, USA, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. The board of directors recommends a vote “FOR” the director nominees listed on the reverse side and a vote “FOR” the other proposal listed on the reverse side. This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this proxy will be voted in favor of the election of the director nominees listed on the reverse side and for the other proposal listed on the reverse side. The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. SEE REVERSE SIDE CONTINUED AND TO BE VOTED ON REVERSE SIDE SEE REVERSE SIDE